Exhibit 10.2

FIRST AMENDMENT OF LEASE

THIS FIRST AMENDMENT OF LEASE (this “Amendment”) is made as of the 17th day of June, 2015, between CROWN PERRYVILLE, LLC, having an office c/o Crown Properties, Inc., 8 Fairway Court, Upper Brookville, New York 11771 (“Landlord”), and CELLDEX THERAPEUTICS, INC., having an office at Perryville Corporate Park, 53 Frontage Road, 2nd Floor, Hampton, New Jersey (“Tenant”).

W I T N E S S E T H :

WHEREAS, by Lease dated May 1, 2013 (the “Lease”), Landlord did demise and let unto Tenant, and Tenant did hire and take from Landlord that certain office premises consisting of approximately 3,539 rentable square feet located on a portion of the first (1st) floor and approximately 29,824 rentable square feet located on a portion of the second (2nd) floor (collectively the “Original Premises”) in the building known as Perryville III at Perryville Corporate Park located at 53 Frontage Road, Hampton, New Jersey 08827 (the “Building”) as more particularly described in the Lease; and

WHEREAS, Tenant has properly and timely exercised its Expansion Option (as defined in Section 19.28 of the Lease), and the parties desire by this Amendment to, among other things, permit Tenant to lease from Landlord certain expansion space in the Building, as hereinafter set forth; and

NOW, THEREFORE, for good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      Defined Terms; Recitals.  All terms used herein and not otherwise defined shall have the meanings ascribed to them in the Lease.  The recitals set forth hereinabove are expressly incorporated into the body of this Amendment by reference.

2.                                      Effective Date.  The effective date of this Amendment shall be August 1, 2015 (the “Effective Date”).

3.                                      Expansion Space.  Commencing on the Effective Date, Landlord hereby demises and lets unto Tenant, and Tenant hereby leases and hires from Landlord, that certain premises located on a portion of the first (1st) floor of the Building containing approximately 16,262 rentable square feet, without representation or warranty by Landlord, as shown cross-hatched on Exhibit “A” annexed hereto and made a part hereof (the “Expansion Space”).  As of the Effective Date, the “Premises”, as said term is used and defined in the Lease, shall be amended to mean the Original Premises and the Expansion Space and the Rentable Area of the Premises shall contain approximately 49,625 rentable square feet in the aggregate.

4.                                      Extension of Term.  Notwithstanding anything to the contrary set forth in the

Lease, the Term is hereby extended for a period of five (5) years commencing on the Effective Date and expiring on July 31, 2020, unless sooner terminated or extended as set forth in the Lease.  As of the Effective Date, the Expiration Date, as defined in Section 1.2(G) of the Lease, is modified to mean July 31, 2020.

5.                                      Base Rent.  As of the Effective Date, Exhibit E to the Lease is hereby deleted in its entirety and replaced with the new Exhibit E set forth below.  Commencing on the Effective Date and continuing through and including the Expiration Date, the Base Rent for the Premises shall be payable by Tenant to Landlord on the first day of each month in accordance with the terms and conditions of Section 3.1 of the Lease.

EXHIBIT E

BASE RENT

Period	Base Rent Per Square Foot	Annual Base Rent	Monthly Base Rent
August 1, 2015 — April 30, 2016	$12.50	n/a	$51,692.71
May 1, 2016 — April 30, 2017	$13.00	$645,125.00	$53,760.42
May 1, 2017 — April 30, 2018	$13.50	$669,937.50	$55,828.13
May 1, 2018 — April 30, 2019	$14.00	$694,750.00	$57,895.83
May 1, 2019 — April 30, 2020	$14.50	$719,562.50	$59,963.54
May 1, 2020 — July 31, 2020	$15.00	n/a	$62,031.25

6.                                      Tenant’s Early Access.  Notwithstanding anything to the contrary set forth in this Amendment, Tenant shall be permitted access to the Expansion Space at any time following the execution of this Amendment and prior to the Effective Date for the purposes of installing wiring for telephone/data communication systems and for installation of any and all furniture and personal property in the Expansion Space, provided such access does not interfere with the performance of Landlord’s Work (as defined herein).  Tenant acknowledges and agrees that any such entry into and occupancy of the Expansion Space or any portion thereof by Tenant or any person or entity working for or on behalf of Tenant shall be deemed to be subject to all of the terms, covenants, conditions and provisions of the Lease, excluding only the covenant to pay Base Rent (until the occurrence of the Effective Date).  Tenant further acknowledges and agrees that Landlord shall not be liable for any injury, loss or damage which may occur to any of Tenant’s work made in or about the Expansion Space in connection with such entry or to any property placed therein prior to the Effective Date, unless caused by or due to Landlord’s gross negligence or willful misconduct, the same being at Tenant’s sole risk and liability.  Tenant shall be liable to Landlord for any damage to any portion of the Expansion Space, including Landlord’s Work, caused by Tenant or any of Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees.  In addition, Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Expansion Space and/or Building and against injury to any persons caused by Tenant’s actions pursuant to this Paragraph 5, except if arising from Landlord’s gross negligence or willful misconduct.

7.                                      Condition of Expansion Space and Building; Landlord’s Work.

(a)                                 Tenant acknowledges that neither Landlord nor Landlord’s agent has made any representations or promises with regard to the Expansion Space for the term herein demised, except as provided herein.  Tenant agrees to accept the Expansion Space in its “AS IS” condition as of the Effective Date and that Landlord shall not be obligated to make any repairs, alterations, improvements or additions to the Expansion Space for Tenant’s occupancy whatsoever, except that Landlord agrees to perform the following improvements to the Expansion Space prior to the Effective Date, at Landlord’s sole cost and expense (collectively “Landlord’s Work”): (i) paint the Expansion Space using colors selected by Tenant (to the extent that the cost of any paint chosen by Tenant exceeds the cost of Building-standard paint, Tenant shall reimburse Landlord to the extent of the provable added out-of-pocket expense; alternatively, Landlord shall permit Tenant to paint the Expansion Premises and shall give Tenant an immediate credit for the savings in material and labor in not having to paint the Expansion Space); (ii) repair and/or replace all damaged or missing ceiling tiles, blinds/window treatments and light fixtures; and (iii) if necessary, rebalance the heating, ventilation and air-conditioning system servicing the Expansion Space after the installation or movement of all partitions and/or demising walls. In the event that any of Landlord’s Work requires the issuance of permits or approvals, Landlord shall be solely responsible to obtain same and any related certificates of completion.

(b)                                 As of the date hereof, Landlord represents that, to the best of its knowledge after inquiry, that the Building and Expansion Space are free from Hazardous Substances (as defined in Section 18.1 of the Lease) or other conditions which pose a present danger to health, life or safety (including but not limited to, asbestos-containing materials, PCBs, mold or other environmentally objectionable materials).

(c)                                  Landlord further represents that, to the best of its knowledge after inquiry, the Expansion Space and the Common Areas of the Building comply with all currently applicable laws, ordinances, regulations and codes (including but not limited to the Americans with Disabilities Act and those relating to fire and life safety and the Occupational Safety and Health Act). Except for Tenant’s obligations as set forth in Section 19.15 of the Lease, Landlord’s obligations with respect to such compliance shall be a continuing obligation and Tenant shall not be obliged to pay as Operating Expenses any sums required by Landlord to come into compliance from time to time.

8.                                      Annual Rental Adjustment.  As of the Effective Date and for purposes of calculating the Annual Rental Adjustment for the Premises, as amended, in accordance with Section 3.2 of the Lease, the Building Expense Percentage, as defined in Section 1.2(C) of the Lease, is amended to mean 17.70%.

9.                                      Electrical Inclusion Amount.  Commencing on the Effective Date and continuing through and including the Expiration Date, and in addition to Tenant’s obligation to pay for electric charges for the Original Premises as set forth in Article 3 of the Lease, Tenant shall be obligated to pay to Landlord, as Additional Rent, the Electrical Inclusion Amount for the Expansion Space in the amount of $28,458.50 per annum, payable in equal monthly installments of $2,371.54 ($1.75 per square foot), pursuant to Section 3.3 of the Lease, and subject to survey and increases based upon Tenant’s consumption and/or increases in utility costs.

10.                               Insurance.  No later than the Effective Date, Tenant agrees to deliver to Landlord a new or amended certificate of insurance including coverage for the Expansion Space in accordance with terms and conditions of Section 9.3 of the Lease.

11.                               Parking.  As of the Effective Date, Section 19.22 of the Lease is deleted in its entirety and replaced with the following new Section 19.22, and Exhibit G of the Lease is deleted in its entirety and replaced with the new Exhibit G attached hereto as Exhibit “B” and made a part hereof:

“Section 19.22.  Landlord shall provide to Tenant, at Tenant’s sole cost and expense, with the following: (a) four (4) unreserved parking spaces for every 1,000 square feet leased in the Building’s parking facility, (b) six (6) reserved parking spaces near the side entrance to the Building, (c) six (6)  parking spaces outside of the first floor mechanical room, and (d) eight (8) reserved parking spaces located in the front of the Building, all as more particularly shown on Exhibit G hereto, subject to municipal approval.”

12.                               Broker.  Landlord and Tenant each represent and warrant to the other that there was no broker or finder with whom either has had any dealings, negotiations or consultations with other than CBRE, Inc. and The Garibaldi Group (collectively the “Broker”), and that no broker or finder took any part in any dealings, negotiations or consultations relating to this Amendment other than the Broker.  Landlord and Tenant each agrees to be responsible for, indemnify, defend and hold harmless the other from and against all costs, fees (including, without limitation, attorney’s fees), expenses, liabilities and claims incurred or suffered by the other arising from any breach by Landlord or Tenant of the foregoing representation and warranty.  Landlord hereby agrees that it shall be responsible for the payment of all fees and/or commissions due to the Broker pursuant to the terms of a separate agreement.

13.                               Signage.                                                Landlord shall at its sole cost and expense provide Tenant with Building suite entry door signage and a listing in the Building’s main lobby directory.  Tenant, at its sole cost and expense, shall have the right to place its corporate logo (the “Tenant Logo”) on the top of the Building’s façade, to the right of the main Building entrance in the location specified on Exhibit “C”, attached hereto and made part hereof, in the largest size permitted, it being understood, however, that the size, design, location and materials for the Tenant Logo shall be subject to all codes, ordinances and approval of the local municipality, and the design of the Tenant Logo shall be subject to Landlord’s approval, such approval not to be unreasonably withheld, conditioned or delayed. Landlord hereby approves the location of the Tenant Logo, subject only to such municipal approval.   In the event the Tenant Logo is approved by the local municipality, Landlord agrees, at Landlord’s sole cost and expense, to trim the trees in the front of the Building so that the view of the Tenant Logo is not obstructed.  Tenant shall be responsible, at its sole cost and expense, for the maintenance, repair and replacement of the Tenant Logo at all times throughout the term of the Lease.  Tenant hereby agrees that on or before the Expiration Date, it shall remove the Tenant Logo from the façade of the Building and restore the façade to its original condition, ordinary wear and tear excepted.

14.                               Tenant’s Options.  Landlord and Tenant hereby acknowledge and agree that Tenant’s Expansion Option and Right of First Offer, as set forth in Sections 19.28 and 19.29 of the Lease, respectively, are hereby ratified and confirmed and shall continue to be and remain in full force and effect in accordance with the Lease.

15.                               Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one Amendment.  Furthermore, this Amendment may be executed by a party’s signature transmitted by facsimile or by electronic mail in pdf format (“pdf”), and copies of this Lease executed and delivered by means of faxed or pdf signatures shall have the same force and effect as copies hereof executed and delivered with original signatures.  All parties hereto may rely upon faxed or pdf signatures as if such signatures were originals.

16.                               Effect of Amendment.  As modified and amended by this Amendment, all of the terms, covenants and conditions of the Lease are hereby ratified and confirmed and shall continue to be and remain in full force and effect throughout the remainder of the term thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

Landlord
CROWN PERRYVILLE, LLC

By: Crown NJ, LLC, Its Managing Member

By:	/s/ Davar Rad
	Name:	Davar Rad
	Title:	Managing Member

Tenant
CELLDEX THERAPEUTICS, INC.

By:	/s/ Anthony S. Marucci
	Name:	Anthony S. Marucci
	Title:	President and CEO

Exhibit “A”

Expansion Space — Floor Plan

Exhibit “B”

New Exhibit G — Parking Plan

Exhibit “C”

Proposed Location for Tenant Logo